Exhibit 6.3

FIRST AMENDMENT TO JOINT DEVELOPMENT AGREEMENT,
ACKNOWLEDGEMENT AND AGREEMENT

THIS FIRST AMENDMENT TO JOINT DEVELOPMENT AGREEMENT, ACKNOWLEDGEMENT AND AGREEMENT (this “Amendment”) is entered into this 10th day of March, 2017, by and between RAYTON SOLAR INC., a Delaware corporation located at 920 Colorado Avenue, Santa Monica, CA 90401 (“Rayton”), and PHOENIX NUCLEAR LABS LLC, a Wisconsin limited liability company located at 2555 Industrial Drive, Monona, WI 53713 (“PNL”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Development Agreement (as defined below).

RECITALS

WHEREAS, Rayton and PNL entered into that certain Joint Development Agreement dated August 11, 2014 (the “Development Agreement”);

WHEREAS, the Development Agreement provided that within eighteen (18) months of the Effective Date, the Parties shall have negotiated in good faith to execute and deliver a supply agreement with a term of five (5) years in the form attached as Exhibit 8 (though labeled Exhibit 9) thereto; however, the Parties did not timely execute and deliver the Supply Agreement;

WHEREAS, Phase I of the Project has been completed by the Parties, and the Parties desire to commence Phase II of the Project;

WHEREAS, in connection with Phase II of the Project, PNL has delivered to Rayton, that certain Quotation dated February 24, 2017, together with Terms and Conditions of Sale (the “Terms and Conditions of Sale”) and the document titled “Rayton Solar Requirements Specification” (the “Rayton Requirements”), attached hereto as Exhibit A (collectively, the “Quote”);

WHEREAS, pursuant to Section 14.5 of the Development Agreement, the Development Agreement may not be amended except by a writing signed by both Parties; and

WHEREAS, the Parties desire to make certain acknowledgements and amend the Development Agreement on the terms and conditions set forth herein.

AGREEMENT

1.	Phase II of the Project. The Parties hereby acknowledge and agree that: (a) the Rayton Requirements shall constitute the Specifications for the Prototype; (b) the price set forth on the first page of the Quote (i.e., $2,385,000) shall constitute the Final Prototype Price; (c) upon the Start Date (as defined below), Phase II of the Project shall begin; and (d) Section 4.2.3 of the Development Agreement shall be deleted in its entirety and the following language shall be inserted in lieu thereof:

“4.2.3 Schedule of Payment of Final Prototype Price. The Final Prototype Price shall be paid by Rayton to PNL according to the following timeline: (1) 5% of the Final Prototype Price shall be paid by Rayton to PNL on or before March 14, 2017 (the “Start Date”), (2) 20% of the Final Prototype Price shall be due by Rayton to PNL upon completion of the system level requirements, the completion of which PNL will communicate to Rayton via email, (3) 35% of the Final Prototype Price shall be due by Rayton to PNL upon Final Design Review, (4) 30% of the Final Prototype Price shall be due by Rayton to PNL upon the factory acceptance test (to be developed after the Start Date, as contemplated by the Specifications) and (5) 10% of the Final Prototype Price shall be due by Rayton to PNL upon the site acceptance test (to be developed after the Start Date, as contemplated by the Specifications). Each of the payments required by items (2)-(5) of this Section 4.2.3 shall be paid by Rayton to PNL within thirty (30) days of the date of PNL’s invoice therefor.”

2.	Exhibit 1. Exhibit 1 to the Development Agreement is hereby amended to add a new Section 1.61 as set forth below:

1.61	“Start Date” shall have the meaning ascribed to it in Section 4.2.3.

In addition, Section 1.14 of Exhibit 1 to the Development Agreement shall be deleted in its entirety and the following language shall be inserted in lieu thereof:

1.14	“Field” shall mean cleaving float zone silicon for use in solar cell manufacturing.

3.	Supply Agreement Delay. The Parties acknowledge and agree that the Supply Agreement was not entered into by the deadline set forth in the Development Agreement, and the Parties hereby waive any breach by the other Party for the failure to timely execute the Supply Agreement by that date which was eighteen (18) months following the Effective Date as required by Section 8 of the Development Agreement. The Parties hereby amend Section 8 of the Development Agreement by deleting the first sentence of Section 8 in its entirety and inserting the following language in lieu thereof:

“Within eight (8) months following the Start Date, the Parties shall have negotiated in good faith to execute and deliver a supply agreement with a term of five (5) years in substantially the form attached hereto as Exhibit 8 (the “Supply Agreement”) pursuant to which PNL agrees to supply to Rayton and Rayton agrees to purchase from PNL all of the requirements of Rayton for Accelerators (and, in no event, fewer than six (6) Accelerators in the first three (3) years of the term of the Supply Agreement); provided, that the Prototype meets the Specifications therefor.”

4.	Supply Agreement. Exhibit 8 of the Development Agreement is hereby replaced with the Supply Agreement attached hereto as Exhibit 8.

5.	Quote. The Parties acknowledge and agree that the sale of the Prototype by PNL to Rayton shall be subject to the Terms and Conditions of Sale. In addition, the Parties acknowledge that it was contemplated that terms and conditions of sale would be attached to Exhibit B of the form of Supply Agreement attached to the Development Agreement; however, terms and conditions of sale were not attached to such Exhibit B at the time of the execution of the Development Agreement. The Parties hereby agree that the Terms and Conditions of Sale shall constitute the terms and conditions of sale for purposes of the form of the Supply Agreement attached to the Development Agreement, and the Terms and Conditions of Sale shall be deemed attached to such Exhibit B.

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6.	Miscellaneous.

(a.)	Remaining Provisions. Except as set forth in this Amendment, all of the remaining provisions of the Development Agreement shall remain in full force and effect. All references to the Development Agreement shall be deemed to refer to the Development Agreement as amended hereby. This Amendment shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

(b.)	Severability. In the event that any one or more of the provisions of this Amendment shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(c.)	Governing Law. Any questions, claims, disputes or litigation arising from or related to the making or performance of this Amendment, or to any available remedies, shall be governed by the laws of the State of Wisconsin, without regard to Wisconsin’s conflicts of law provisions.

(d.)	Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Counterparts signed by a Party and returned to the other Parties via facsimile or portable document format (pdf) shall be deemed to be an original signature.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment effective as of the day, month and year first-above written.

RAYTON:

RAYTON SOLAR INC.:

By:	/s/ Andrew Yakub

Name:	Andrew Yakub

Title:	CEO

PNL:

PHOENIX NUCLEAR LABS LLC:

By:	/s/ Ross Radel

Name:	Ross Radel

Title:	President

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